UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

Cynosure, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51623	04-3125110
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5 Carlisle Road, Westford, MA	01886
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 256-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Stephen J. Webber

On September 6, 2016, the Board of Directors (the “Board”) of Cynosure, Inc. (“Cynosure” or the “Company”) appointed Stephen J. Webber as Executive Vice President of the Company, effective as of the date of commencement of his employment, which is expected to be October 10, 2016. Mr. Webber, age 46, will assume the roles of the Company’s Chief Financial Officer, Chief Accounting Officer and Treasurer in November 2016, following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016 and the planned retirement of Timothy W. Baker (whose intention to retire was previously announced in May 2016).

Mr. Webber joins Cynosure from Virtustream, Inc., a cloud software and services provider and an EMC Corporation federation company, where he served as Chief Financial Officer from August 2015 to September 2016. Prior to that, Mr. Webber was at EMC Corporation, a provider of information infrastructure and virtual infrastructure technologies, solutions and services, where he served in numerous roles of increasing responsibility over his 19 years of service, most recently as Senior Vice President of Finance and Operations, Global Enterprise Services from September 2012 to August 2015 and Vice-President of Finance and Business Operations, Global Service Organization from February 2006 to September 2012. Mr. Webber holds a B.S. in accounting and an M.B.A., both from Babson College.

Mr. Webber has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Webber and any other person pursuant to which he was elected as an officer of the Company.

Pursuant to the terms of his employment offer letter with the Company (the “Offer Letter”), Mr. Webber’s initial annual base salary will be $450,000 and his annual target cash bonus opportunity will be 50% of his annual base salary. The Offer Letter also provides that if his employment is terminated (i) by the Company without cause or (ii) within 12 months following a change in control, by him for good reason (as such terms are defined therein), his severance benefits will include, subject to a release of claims: (a) base salary for an additional 12 months, (b) annual target cash bonus, prorated to the date of termination, (c) costs for continuing COBRA for 12 months and (d) accrued but unused vacation time.

The Board also approved, effective as of Mr. Webber’s commencement of employment with the Company, the grant to Mr. Webber of 10,000 restricted stock units under the Company’s Amended and Restated 2005 Stock Incentive Plan, which restricted stock units will vest in three equal annual installments, with the first installment vesting on the first anniversary of his start date and the remaining two installments vesting annually on each of the following two anniversaries of his start date, subject to Mr. Webber’s continued service with the Company through the applicable vesting dates.

The foregoing summary of the provisions of the Offer Letter is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Consulting Agreement with Timothy W. Baker

Cynosure entered into a consulting agreement on September 12, 2016 with Timothy W. Baker to provide transition services following his planned retirement in November 2016 through March 31, 2017 (the “Consulting Agreement”). The Consulting Agreement provides for an hourly rate of $275.00 for consultation on transitional matters in accounting, finance and operations on an as needed basis for Cynosure as mutually agreed by the parties.

The foregoing summary of the provisions of the Consulting Agreement is qualified in its entirety by reference to the Consulting Agreement, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Offer Letter, dated September 1, 2016, between the Company and Stephen J. Webber.

99.2	Consulting Agreement, dated September 12, 2016, between the Company and Timothy W. Baker.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNOSURE, INC.

Date: September 13, 2016	By:	/s/ Peter C. Anastos

Peter C. Anastos
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Offer Letter, dated September 1, 2016, between the Company and Stephen J. Webber.

99.2	Consulting Agreement, dated September 12, 2016, between the Company and Timothy W. Baker.